CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Procure Disaster Recovery Strategy ETF, a series of Procure ETF Trust II, under the headings “Other Service Providers” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Cleveland, Ohio
May 19, 2022